EXHIBIT 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made by and between CONTINENTAL AIRLINES, INC., a Delaware corporation ("Company"), and LAWRENCE W. KELLNER ("Executive"), and is dated and effective as of July 25, 2000 (the "Effective Date").

W I T N E S S E T H:

WHEREAS, Company and Executive are parties to that certain Amended and Restated Employment Agreement dated as of September 16, 1999 (the "Existing Agreement"), which expires on November 21, 2000; and

WHEREAS, the Human Resources Committee of the Board of Directors of Company ("HR Committee") has deemed it advisable and in the best interests of Company and its stockholders to assure management continuity for Company and, consistent therewith, has authorized the execution, delivery and performance by Company of this Agreement;

WHEREAS, in connection therewith, the parties desire to enter into this Agreement to replace and supersede the Existing Agreement in its entirety, effective as of the Effective Date;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:

ARTICLE 1: EMPLOYMENT AND DUTIES

1.1 Employment; Effective Date. Company agrees to employ Executive and Executive agrees to be employed by Company, beginning as of the Effective Date and continuing for the period of time set forth in Article 2 of this Agreement, subject to the terms and conditions of this Agreement.

1.2 Positions. From and after the Effective Date, Company shall employ Executive in the positions of Executive Vice President and Chief Financial Officer of Company, or in such other positions as the parties mutually may agree.

1.3 Duties and Services. Executive agrees to serve in the positions referred to in paragraph 1.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such offices as set forth in the Bylaws of Company in effect on the Effective Date, as well as such additional duties and services appropriate to such offices which the parties mutually may agree upon from time to time.

ARTICLE 2: TERM AND TERMINATION OF EMPLOYMENT

2.1 Term. Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Executive for a five-year period beginning on the Effective Date. Said term of employment shall be extended automatically for an additional successive five-year period as of the fifth anniversary of the Effective Date and as of the last day of each successive five-year period of time thereafter that this Agreement is in effect; provided, however, that if, prior to the date which is six months before the last day of any such five-year term of employment, either party shall give written notice to the other that no such automatic extension shall occur, then Executive's employment shall terminate on the last day of the five-year term of employment during which such notice is given.

2.2 Company's Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Company, acting pursuant to an express resolution of the Board of Directors of Company (the "Board of Directors"), shall have the right to terminate Executive's employment under this Agreement at any time for any of the following reasons:

(i) upon Executive's death;

(ii) upon Executive's becoming incapacitated for a period of at least 180 days by accident, sickness or other circumstance which renders him mentally or physically incapable of performing the material duties and services required of him hereunder on a full-time basis during such period;

(iii) if, in carrying out his duties hereunder, Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct resulting in material economic harm to Company;

(iv) upon the conviction of Executive for a felony or any crime involving moral turpitude; or

(v) for any other reason whatsoever, in the sole discretion of the Board of Directors.

2.3 Executive's Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Executive shall have the right to terminate his employment under this Agreement at any time for any of the following reasons:

(i) the assignment to Executive by the Board of Directors or other officers or representatives of Company of duties materially inconsistent with the duties associated with the positions described in paragraph 1.2 as such duties are constituted as of the Effective Date, or the failure to elect or reelect Executive to any of the positions described in paragraph 1.2 or the removal of him from any such positions;

(ii) a material diminution in the nature or scope of Executive's authority, responsibilities, or titles from those applicable to him as of the Effective Date, including a change in the reporting structure so that Executive reports to someone other than the Chief Executive Officer of Company;

(iii) the occurrence of acts or conduct on the part of Company, its Board of Directors, or its officers, representatives or stockholders which prevent Executive from, or substantively hinder Executive in, performing his duties or responsibilities pursuant to this Agreement;

(iv) Company requiring Executive to be permanently based anywhere outside a major urban center in Texas;

(v) the taking of any action by Company that would materially adversely affect the corporate amenities enjoyed by Executive on the Effective Date;

(vi) a material breach by Company of any provision of this Agreement which, if correctable, remains uncorrected for 30 days following written notice of such breach by Executive to Company, it being agreed that any reduction in Executive's then current annual base salary, or any reduction in Executive's annual cash bonus opportunity as a percentage of such base salary from that percentage in effect on the Effective Date (i.e., 0% to 125% of base salary) or any material change in the frequency of payment thereof or the performance factors on which such bonus is based, shall constitute a material breach by Company of this Agreement; or

(vii) for any other reason whatsoever, in the sole discretion of Executive.

2.4 Notice of Termination. If Company or Executive desires to terminate Executive's employment hereunder at any time prior to expiration of the term of employment as provided in paragraph 2.1, it or he shall do so by giving written notice to the other party that it or he has elected to terminate Executive's employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder.

ARTICLE 3: COMPENSATION AND BENEFITS

3.1 Base Salary. During the period of this Agreement, Executive shall receive a minimum annual base salary equal to the greater of (i) $693,500.00 or (ii) such amount as the parties mutually may agree upon from time to time. Executive's annual base salary shall be paid in equal installments in accordance with Company's standard policy regarding payment of compensation to executives but no less frequently than semimonthly.

3.2 Bonus Programs and Restricted Stock Grant. (a) Cash Bonus Programs. Executive shall participate in each cash bonus program maintained by Company on and after the Effective Date (including, without limitation, any such program maintained for the year during which the Effective Date occurs) at a level which is not less than the maximum participation level made available to any Company executive (determined without regard to period of service or other criteria that might otherwise be necessary to entitle Executive to such level of participation); provided that Company shall at all times maintain Executive's annual cash bonus opportunity as a percentage of his base salary in an amount which is at least as great as that in effect on the Effective Date (i.e., 0% to 125% of base salary) and shall not change in any material respect the payment frequency thereof or the performance factors on which such bonus is based.

(b) Restricted Stock Grant. On the Effective Date, Company shall make a restricted stock award to Executive of 30,000 shares of Class B common stock of Company under Company's Incentive Plan 2000, which restricted stock award shall vest as to 1/3 of the shares on the first anniversary of the Effective Date, 1/3 of the shares on the second anniversary of the Effective Date, and 1/3 of the shares on the third anniversary of the Effective Date, or otherwise in accordance with the terms of the Incentive Plan 2000 (including any grant document thereunder) and the terms of this Agreement.

3.3 Life Insurance. During the period of this Agreement, Company shall maintain one or more policies of life insurance on the life of Executive providing an aggregate death benefit in an amount not less than the Termination Payment (as such term is defined in paragraph 4.7, and based on a Severance Period of thirty-six months). Executive shall have the right to designate the beneficiary or beneficiaries of the death benefit payable pursuant to such policy or policies up to an aggregate death benefit in an amount equal to the Termination Payment (based on a Severance Period of thirty-six months), and may transfer ownership of such policy or policies (and any rights of Executive under this paragraph 3.3) to any life insurance trust, family trust or other trust. To the extent that Company's purchase of, or payment of premiums with respect to, such policy or policies results in compensation income to Executive, Company shall pay to Executive an additional payment (the "Policy Payment") in an amount such that after payment by Executive of all taxes imposed on Executive with respect to the Policy Payment, Executive retains an amount of the Policy Payment equal to the taxes imposed upon Executive with respect to such purchase or the payment of such premiums. If for any reason Company fails to maintain the full amount of life insurance coverage required pursuant to the preceding provisions of this paragraph 3.3, Company shall, in the event of the death of Executive while employed by Company, pay Executive's designated beneficiary or beneficiaries an amount equal to the sum of (1) the difference between the Termination Payment (based on a Severance Period of thirty-six months) and any death benefit payable to Executive's designated beneficiary or beneficiaries under the policy or policies maintained by Company and (2) such additional amount as shall be required to hold Executive's estate, heirs, and such beneficiary or beneficiaries harmless from any additional tax liability resulting from the failure by Company to maintain the full amount of such required coverage.

3.4 Vacation and Sick Leave. During each year of his employment, Executive shall be entitled to vacation and sick leave benefits equal to the maximum available to any Company executive, determined without regard to the period of service that might otherwise be necessary to entitle Executive to such vacation or sick leave under standard Company policy.

3.5 Supplemental Executive Retirement Plan.

(i) Base Benefit. Company agrees to pay Executive the deferred compensation benefits set forth in this paragraph 3.5 as a supplemental retirement plan (the "Plan"). The base retirement benefit under the Plan (the "Base Benefit") shall be in the form of an annual straight life annuity in an amount equal to the product of (a) 2.5% times (b) the number of Executive's credited years of service (as defined below) under the Plan (but not in excess of 26 years) times (c) the Executive's final average compensation (as defined below). For purposes hereof, Executive's credited years of service under the Plan shall be equal to the sum of (1) the number of Executive's years of benefit service with Company, calculated as set forth in the Continental Retirement Plan (the "CARP") beginning at January 1, 1995 ("Actual Years of Service"), (2) an additional two years of service for each one year of service credited to Executive pursuant to clause (1) of this sentence for the period beginning on January 1, 2000 and ending on December 31, 2004, and (3) if the Termination Payment becomes payable to Executive under this Agreement or if Executive's employment is terminated for a reason encompassed by paragraphs 2.2(i) or 2.2(ii), that number of additional years of service as is equal to (X) 18 years minus (Y) three times the number of full calendar years which have occurred during the period beginning January 1, 2000 and ending on the earlier of (i) the date that the Termination Payment under this Agreement first becomes payable to Executive or (ii) December 31, 2004. For purposes hereof, Executive's final average compensation shall be equal to the greater of (A) $693,500.00 or (B) the average of the five highest annual cash compensation amounts (or, if Executive has been employed less than five years by Company, the average over the full years employed by Company) paid to Executive by Company during the consecutive ten calendar years immediately preceding Executive's termination of employment at retirement or otherwise. For purposes hereof, cash compensation shall include base salary plus cash bonuses (including any amounts deferred (other than Stay Bonus amounts described below) pursuant to any deferred compensation plan of the Company), but shall exclude (i) any cash bonus paid on or prior to March 31, 1995, (ii) any Stay Bonus paid to Executive pursuant to that certain Stay Bonus Agreement between Company and Executive dated as of April 14, 1998, (iii) any Termination Payment paid to Executive under this Agreement, (iv) any payments received by Executive under Company's Officer Retention and Incentive Award Program, (v) any proceeds to Executive from any awards under any option, stock incentive or similar plan of Company, and (vi) any cash bonus paid under a long term incentive plan or program adopted by Company. Executive shall be vested immediately with respect to benefits due under the Plan.

(ii) Offset for CARP Benefit. Any provisions of the Plan to the contrary notwithstanding, the Base Benefit shall be reduced by the actuarial equivalent (as defined below) of the pension benefit, if any, paid or payable to Executive from the CARP. In making such reduction, the Base Benefit and the benefit paid or payable under the CARP shall be determined under the provisions of each plan as if payable in the form of an annual straight life annuity beginning on the Retirement Date (as defined below). The net benefit payable under this Plan shall then be actuarially adjusted based on the actuarial assumptions set forth in paragraph 3.5(vii) for the actual time and form of payments.

(iii) Normal and Early Retirement Benefits. Executive's benefit under the Plan shall be payable in equal monthly installments beginning on the first day of the month following the Retirement Date (the "Normal Retirement Benefit"). For purposes hereof, "Retirement Date" is defined as the later of (a) the date on which Executive attains (or in the event of Executive's earlier death, would have attained) age 60 or (b) the date of Executive's retirement from employment with Company. Notwithstanding the foregoing, if Executive's employment with Company is terminated, for a reason other than death, on or after the date Executive attains age 55 or is credited with 10 Actual Years of Service and prior to the Retirement Date, then Executive shall be entitled to elect to commence to receive Executive's benefit under the Plan as of the first day of any month coinciding with or next following Executive's termination of employment, or as the first day of any subsequent month preceding the Retirement Date (an "Early Retirement Benefit"); provided, however, that (1) written notice of such election must be received by Company not less than 15 days prior to the proposed date of commencement of the benefit, (2) each payment under an Early Retirement Benefit shall be reduced to the extent necessary to cause the value of such Early Retirement Benefit (determined without regard to clause (3) of this proviso) to be the actuarial equivalent of the value of the Normal Retirement Benefit (in each case based on the actuarial assumptions set forth in paragraph 3.5(vii) and adjusted for the actual time and form of payments), and (3) each payment under an Early Retirement Benefit that is made prior to the Retirement Date shall be reduced by an additional 10% of the amount of such payment as initially determined pursuant to clause (2) of this proviso. The HR Committee may, in its sole and absolute discretion, waive all or any part of the reductions contemplated in clauses (2) and/or (3) of the proviso of the preceding sentence.

(iv) Form of Retirement Benefit. If Executive is not married on the date Executive's benefit under paragraph 3.5(iii) commences, then benefits under the Plan will be paid to Executive in the form of a single life annuity for the life of Executive. If Executive is married on the date Executive's benefit under paragraph 3.5(iii) commences, then benefits under the Plan will be paid to Executive, at the written election of Executive made at least 15 days prior to the first payment of benefits under the Plan, in either (1) the form of a single life annuity for the life of Executive, or (2) the form of a joint and survivor annuity that is actuarially equivalent to the benefit that would have been payable under the Plan to Executive if Executive was not married on such date, with Executive's spouse as of the date benefit payments commence being entitled during such spouse's lifetime after Executive's death to a benefit equal to 50% of the benefit payable to Executive during their joint lifetimes. If Executive fails to make such election, Executive will be deemed to have elected a joint and survivor annuity.

(v) Death Benefit. Except as provided in this paragraph 3.5(v), no benefits shall be paid under the Plan if Executive dies prior to the date Executive's benefit commences pursuant to paragraph 3.5(iii). In the event of Executive's death prior to the commencement of Executive's benefit pursuant to paragraph 3.5(iii), Executive's surviving spouse, if Executive is married on the date of Executive's death, will receive a single life annuity consisting of monthly payments for the life of such surviving spouse determined as follows: (a) if Executive dies on or before reaching the Retirement Date, the death benefit such spouse would have received had Executive terminated employment on the earlier of Executive's actual date of termination of employment or Executive's date of death, survived until the Retirement Date, elected a joint and survivor annuity and began to receive Executive's Plan benefit beginning immediately at the Retirement Date, and died on the day after the Retirement Date; or (b) if Executive dies after reaching the Retirement Date, the death benefit such spouse would have received had Executive elected a joint and survivor annuity and begun to receive Executive's Plan benefit beginning on the day prior to Executive's death. Payment of such survivor annuity shall begin on the first day of the month following the later of (1) Executive's date of death or (2) the Retirement Date; provided, however, that if Executive was eligible to elect an Early Retirement Benefit as of the date of Executive's death, then Executive's surviving spouse shall be entitled to elect to commence to receive such survivor annuity as of the first day of the month next following the date of Executive's death, or as the first day of any subsequent month preceding the Retirement Date. Notice of such election must be received by Company not less than 15 days prior to the proposed date of commencement of the benefit, and each payment of such survivor annuity shall be reduced based on the principles used for the reductions described in clauses (2) and (3) of the proviso to the third sentence of paragraph 3.5(iii).

(vi) Unfunded Benefit. The Plan is intended to constitute an unfunded, unsecured plan of deferred compensation. Further, it is the intention of Company that the Plan be unfunded for purposes of the Internal Revenue Code of 1986, as amended, and Title I of the Employee Retirement Income Security Act of 1974, as amended. The Plan constitutes a mere promise by Company to make benefit payments in the future. Plan benefits hereunder provided are to be paid out of Company's general assets, and Executive shall have the status of, and shall have no better status than, a general unsecured creditor of Company. Executive understands that he must rely upon the general credit of Company for payment of benefits under the Plan. Company shall establish a "rabbi" trust to assist Company in meeting its obligations under the Plan. The trustee of such trust shall be a nationally-recognized and solvent bank or trust company that is not affiliated with Company. Company shall transfer to the trustee money and/or other property determined in the sole discretion of the HR Committee based on the advice of the Actuary (as defined below) on an as-needed basis in order to assure that the benefit payable under the Plan is at all times fully funded. The trustee shall pay Plan benefits to Executive and/or Executive's spouse out of the trust assets if such benefits are not paid by Company. Company shall remain the owner of all assets in the trust, and the assets shall be subject to the claims of Company creditors in the event (and only in the event) Company ever becomes insolvent. Neither Executive nor any beneficiary of Executive shall have any preferred claim to, any security interest in, or any beneficial ownership interest in any assets of the trust. Company has not and will not in the future set aside assets for security or enter into any other arrangement which will cause the obligation created to be other than a general corporate obligation of Company or will cause Executive to be more than a general creditor of Company.

(vii) Actuarial Equivalent. For purposes of the Plan, the terms "actuarial equivalent", or "actuarially equivalent" when used with respect to a specified benefit shall mean the amount of benefit of the referenced different type or payable at the referenced different age that can be provided at the same cost as such specified benefit, as computed by the Actuary and certified to Executive (or, in the case of Executive's death, to his spouse) by the Actuary. The actuarial assumptions used under the Plan to determine equivalencies between different forms and times of payment shall be the same as the actuarial assumptions then used in determining benefits payable under the CARP. The term "Actuary" shall mean the individual actuary or actuarial firm selected by Company to service its pension plans generally or if no such individual or firm has been selected, an individual actuary or actuarial firm appointed by Company and reasonably satisfactory to Executive and/or Executive's spouse.

(viii) Medicare Payroll Taxes. Company shall indemnify Executive on a fully grossed-up, after-tax basis for any Medicare payroll taxes (plus any income taxes on such indemnity payments) incurred by Executive in connection with the accrual and/or payment of benefits under the Plan.

3.6 Additional Disability Benefit. If Executive shall begin to receive long-term disability insurance benefits pursuant to a plan maintained by Company and if such benefits cease prior to Executive's attainment of age 65 and while Executive remains disabled, then Company shall immediately pay Executive upon the cessation of such benefits a lump-sum, cash payment in an amount equal to the Termination Payment (based on a Severance Period of thirty-six months). If Executive receives payment of a Termination Payment pursuant to the provisions of Article 4, then the provisions of this paragraph 3.6 shall terminate. If Executive shall be disabled at the time his employment with Company terminates and if Executive shall not be entitled to the payment of a Termination Payment pursuant to the provisions of Article 4 upon such termination, then Executive's right to receive the payment upon the occurrence of the circumstances described in this paragraph 3.6 shall be deemed to have accrued as of the date of such termination and shall survive the termination of this Agreement.

3.7 Other Perquisites. During his employment hereunder, Executive shall be afforded the following benefits as incidences of his employment:

(i) Automobile - Company will provide an automobile (including replacements therefor) of Executive's choice for Executive's use on the same terms as its current practices relating to the choice and use of automobiles by its Chief Executive Officer. If the automobile is leased, Company agrees to take such actions as may be necessary to permit Executive, at his option, to acquire title to any automobile subject to such a lease at the completion of the lease term by Executive paying the residual payment then owing under the lease. If Executive's employment terminates (other than as a result of the reasons encompassed by paragraphs 2.2 (iii) or (iv)), then Company (1) if the automobile is leased, will continue to make all payments under the lease and permit Executive (or Executive's estate, as applicable) to use the automobile during the remainder of such lease and will, at the conclusion of the lease, cause the title to the automobile to be transferred to Executive (or Executive's estate) without cost to Executive (or Executive's estate), or (2) if the automobile is owned by Company, transfer title to the automobile to Executive (or Executive's estate, as applicable), without cost to Executive (or Executive's estate).

(ii) Business and Entertainment Expenses - Subject to Company's standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business related purposes, including dues and fees to industry and professional organizations, costs of entertainment and business development, and costs reasonably incurred as a result of Executive's spouse accompanying Executive on business travel. Company shall also pay on behalf of Executive the expenses of one athletic club selected by Executive.

(iii) Parking - Company shall provide at no expense to Executive a reserved parking place convenient to Executive's headquarters office and a reserved parking place at George Bush Intercontinental Airport in Houston, Texas consistent with past practice.

(iv) Other Company Benefits - Executive and, to the extent applicable, Executive's family, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to similarly-situated Company employees. Such benefits, plans and programs may include, without limitation, profit sharing plan, thrift plan, annual physical examinations, health insurance or health care plan, life insurance, disability insurance, pension plan, pass privileges on Continental Airlines, Flight Benefits and the like. Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to executive employees generally; provided, however, that Company shall not change, amend or discontinue Executive's Flight Benefits without his prior written consent.

ARTICLE 4: EFFECT OF TERMINATION ON COMPENSATION

4.1 By Expiration. If Executive's employment hereunder shall terminate upon expiration of the term provided in paragraph 2.1 hereof, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with termination of his employment, except that (A) the benefits described in paragraph 3.5 shall continue to be payable, Executive shall be provided Flight Benefits (as such term is defined in paragraph 4.7) for the remainder of Executive's lifetime, Executive and his eligible dependents shall be provided Continuation Coverage (as such term is defined in paragraph 4.7) for the remainder of Executive's lifetime, and Company shall perform its obligations with respect to the automobile then used by Executive as provided in subparagraph 3.7(i) and (B) if such termination shall result from Company's delivery of the written notice described in paragraph 2.1, then Company shall (i) cause all options and shares of restricted stock awarded to Executive to vest immediately upon such termination and, with respect to options, be exercisable in full for 30 days after such termination, (ii) cause all Awards made to Executive under Company's Officer Retention and Incentive Award Program ("Retention Program") to vest immediately upon such termination, (iii) cause Company to pay to Executive, at the same time as other Payment Amounts with respect to Awards are paid to other participants under Company's Long Term Incentive Performance Award Program ("LTIP"), all Payment Amounts with respect to Awards made to Executive under the LTIP having a Performance Period that has not been completed as of the date of Executive's termination, as if Executive had remained employed by Company in his current position through the end of each such Performance Period (calculated using the Base Amount of Executive in effect on the day immediately preceding such termination), less any amounts paid to Executive under the LTIP upon the occurrence of a Qualifying Event with respect to Executive in connection with a Change in Control (such capitalized terms to have the meanings ascribed thereto in the LTIP), (iv) pay Executive on or before the effective date of such termination a lump-sum, cash payment in an amount equal to the Termination Payment, (v) provide Executive with Outplacement, Office and Related Services (as such term is defined in paragraph 4.7 and for the time periods described therein), and (vi) pay any amounts owed but unpaid to Executive under any plan, policy or program of Company as of the date of termination at the time provided by, and in accordance with the terms of, such plan, policy or program.

4.2 By Company. If Executive's employment hereunder shall be terminated by Company prior to expiration of the term provided in paragraph 2.1 hereof then, upon such termination, regardless of the reason therefor, all compensation and all benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment, except that the benefits described in paragraph 3.5 shall continue to be payable, Executive shall be provided Flight Benefits for the remainder of Executive's lifetime, Executive and his eligible dependents shall be provided Continuation Coverage for the remainder of Executive's lifetime, and:

(i) if such termination shall be for any reason other than those encompassed by paragraphs 2.2(i), (ii), (iii) or (iv), then Company shall provide Executive with the payments and benefits described in clauses (i) through (vi) of paragraph 4.1, and Company shall perform its obligations with respect to the automobile then used by Executive as provided in subparagraph 3.7(i); and

(ii) if such termination shall be for a reason encompassed by paragraphs 2.2(i) or (ii), then Company shall (1) cause all options and shares of restricted stock awarded to Executive to vest immediately upon such termination and, with respect to options, be exercisable in full for 30 days (or such longer period as provided for under the circumstances in applicable option awards) after such termination, (2) cause all Awards made to Executive under the Retention Program to vest immediately upon such termination, (3) cause Company to pay to Executive (or Executive's estate), at the same time as other Payment Amounts with respect to Awards are paid to other participants under the LTIP, all Payment Amounts with respect to Awards made to Executive under the LTIP having a Performance Period that has not been completed as of the date of Executive's termination, as if Executive had remained employed by Company in his current position through the end of each such Performance Period (calculated using the Base Amount of Executive in effect on the day immediately preceding such termination), less any amounts paid to Executive under the LTIP upon the occurrence of Executive's death or Disability after a Change in Control (such capitalized terms to have the meanings ascribed thereto in the LTIP), (4) provide Executive (or his designated beneficiary or beneficiaries) with the benefits contemplated under paragraph 3.3 or paragraph 3.6, as applicable, and (5) perform its obligations with respect to the automobile then used by Executive as provided in subparagraph 3.7(i).

4.3 By Executive. If Executive's employment hereunder shall be terminated by Executive prior to expiration of the term provided in paragraph 2.1 hereof then, upon such termination, regardless of the reason therefor, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment, except that the benefits described in paragraph 3.5 shall continue to be payable, Executive shall be provided Flight Benefits for the remainder of Executive's lifetime, Executive and his eligible dependents shall be provided Continuation Coverage for the remainder of Executive's lifetime, Company shall perform its obligations with respect to the automobile then used by Executive as provided in subparagraph 3.7(i) and, if such termination shall be pursuant to paragraphs 2.3(i), (ii), (iii), (iv), (v), or (vi), then Company shall provide Executive with the payments and benefits described in clauses (i) through (vi) of paragraph 4.1.

4.4 Certain Additional Payments by Company. Notwithstanding anything to the contrary in this Agreement, if any payment, distribution or provision of a benefit by Company to or for the benefit of Executive, whether paid or payable, distributed or distributable or provided or to be provided pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to an excise or other special additional tax that would not have been imposed absent such Payment (including, without limitation, any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended), or any interest or penalties with respect to such excise or other additional tax (such excise or other additional tax, together with any such interest or penalties, are hereinafter collectively referred to as the "Excise Tax"), Company shall pay to Executive an additional payment (a "Gross-up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any income taxes and Excise Taxes imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment (taking into account any similar gross-up payments to Executive under any stock incentive or other benefit plan or program of Company) equal to the Excise Tax imposed upon the Payments. Company and Executive shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. Executive shall notify Company in writing of any claim by the Internal Revenue Service which, if successful, would require Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by Company and Executive) within ten business days after the receipt of such claim. Company shall notify Executive in writing at least ten business days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If Company decides to contest such claim, Executive shall cooperate fully with Company in such action; provided, however, Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of Company's action. If, as a result of Company's action with respect to a claim, Executive receives a refund of any amount paid by Company with respect to such claim, Executive shall promptly pay such refund to Company. If Company fails to timely notify Executive whether it will contest such claim or Company determines not to contest such claim, then Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive.

4.5 Payment Obligations Absolute. Company's obligation to pay Executive the amounts and to make the arrangements provided in this Article 4 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which Company (including its subsidiaries and affiliates) may have against him or anyone else. All amounts payable by Company shall be paid without notice or demand. Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Article 4, and, except as provided in paragraph 4.7 with respect to Continuation Coverage, the obtaining of any such other employment (or the engagement in any endeavor as an independent contractor, sole proprietor, partner, or joint venturer) shall in no event effect any reduction of Company's obligations to make (or cause to be made) the payments and arrangements required to be made under this Article 4.

4.6 Liquidated Damages. In light of the difficulties in estimating the damages upon termination of this Agreement, Company and Executive hereby agree that the payments and benefits, if any, to be received by Executive pursuant to this Article 4 shall be received by Executive as liquidated damages. Payment of the Termination Payment pursuant to paragraphs 4.1, 4.2 or 4.3 shall be in lieu of any severance benefit Executive may be entitled to under any severance plan or policy maintained by Company.

4.7 Certain Definitions and Additional Terms. As used herein, the following capitalized terms shall have the meanings assigned below:

    "Annualized Compensation" shall mean an amount equal to the sum of (1) Executive's annual base salary pursuant to paragraph 3.1 in effect immediately prior to Executive's termination of employment hereunder and (2) an amount equal to 125% of the amount described in the foregoing clause (1);

    "Change in Control" shall have the meaning assigned to such term in Company's Incentive Plan 2000 in effect on May 23, 2000;

(iii) "Continuation Coverage" shall mean the continued coverage of Executive and his eligible dependents under Company's welfare benefit plans available to executives of Company who have not terminated employment (or the provision of equivalent benefits), including, without limitation, medical, health, dental, life insurance, disability, vision care, accidental death and dismemberment, and prescription drug, at no greater cost to Executive than that applicable to a similarly situated Company executive who has not terminated employment; provided, however, that the coverage to Executive (or the receipt of equivalent benefits) shall be provided under one or more insurance policies so that reimbursement or payment of benefits to Executive thereunder shall not result in taxable income to Executive, and provided further that the coverage to Executive under a particular welfare benefit plan (or the receipt of equivalent benefits) shall be suspended during any period that Executive receives comparable benefits from a subsequent employer, and shall be reinstated upon Executive ceasing to so receive comparable benefits and notifying Company thereof;

(iv) "Flight Benefits" shall mean flight benefits on each airline operated by the Company or any of its affiliates or any successor or successors thereto (the "CO system"), consisting of the highest priority space available flight passes for Executive and Executive's eligible family members (as such eligibility is in effect on May 18, 1999), a Universal Air Travel Plan (UATP) card (or, in the event of discontinuance of the UATP program, a similar charge card permitting the purchase of air travel through direct billing to the Company or any successor or successors thereto (a "Similar Card")) in Executive's name for charging on an annual basis up to the applicable Annual Travel Limit (as hereinafter defined) with respect to such year in value (valued identically to the calculation of imputed income resulting from such flight benefits described below) of flights (in any fare class) on the CO system for Executive, Executive's spouse, Executive's family and significant others as determined by Executive, Platinum Elite OnePass Cards (or similar highest category successor frequent flyer cards) in Executive's and Executive's spouse's names for use on the CO system, a membership for Executive and Executive's spouse in the Company's President's Club (or any successor program maintained in the CO system) and payment by the Company to Executive of an annual amount (not to exceed in any year the Annual Gross Up Limit (as hereinafter defined) with respect to such year) sufficient to pay, on an after tax basis (i.e., after the payment by Executive of all taxes on such amount), the U.S. federal, state and local income taxes on imputed income resulting from such flights (such imputed income to be calculated during the term of such Flight Benefits at the lowest published or unpublished fare (i.e., 21 day advance purchase coach fare, lowest negotiated consolidator net fare, or other lowest available fare) for the applicable itinerary (or similar flights on or around the date of such flight), regardless of the actual fare class booked or flown, or as otherwise required by law) or resulting from any other flight benefits extended to Executive as a result of Executive's service as an executive of the Company;

    "Outplacement, Office and Related Services" shall mean (1) outplacement services, at Company's cost and for a period of twelve months beginning on the date of Executive's termination of employment, to be rendered by an agency selected by Executive and approved by the Board of Directors or HR Committee (with such approval not to be unreasonably withheld), (2) appropriate and suitable office space at the Company's headquarters (although not on its executive office floor) or at a comparable location in downtown Houston for use by Executive, together with appropriate and suitable secretarial assistance, at Company's cost and for a period of three years beginning on the date of Executive's termination of employment, (3) a reserved parking place convenient to the office so provided and a reserved parking place at George Bush Intercontinental Airport in Houston, Texas consistent with past practice, at Company's cost and for as long as Executive retains a residence in Houston, Texas, and (4) other incidental perquisites (such as free or discount air travel, car rental, phone or similar service cards) currently enjoyed by Executive as a result of his position, to the extent then available for use by Executive, for a period of three years beginning on the date of Executive's termination of employment or a shorter period if such perquisites become unavailable to the Company for use by Executive;

(vi) "Severance Period" shall mean:

(1) in the case of a termination of Executive's employment with Company that occurs within two years after the date upon which a Change in Control occurs, a period commencing on the date of such termination and continuing for thirty-six months; or

(2) in the case of a termination of Executive's employment with Company that occurs prior to a Change in Control or after the date which is two years after a Change in Control occurs, a period commencing on the date of such termination and continuing for twenty-four months; and

(vii) "Termination Payment" shall mean an amount equal to Executive's Annualized Compensation multiplied by a fraction, the numerator of which is the number of months in the Severance Period and the denominator of which is twelve.

As used for purposes of Flight Benefits, with respect to any year, the term "Annual Travel Limit" shall mean an amount (initially $50,000), which amount shall be adjusted (i) annually (beginning with the year 2000) by multiplying such amount by a fraction, the numerator of which shall be the Company's average fare per revenue passenger for its jet operations (excluding regional jets) with respect to the applicable year as reported in its Annual Report on Form 10-K (or, if not so reported, as determined by the Company's independent auditors) (the "Average Fare") for such year, and the denominator of which shall be the Average Fare for the prior year, (ii) annually to add thereto any portion of such amount unused since the year 1999, and (iii) after adjustments described in clauses (i) and (ii) above, automatically upon any change in the valuation methodology for imputed income from flights (as compared with the valuation methodology for imputed income from flights used by the Company as of May 18, 1999), so as to preserve the benefit of $50,000 annually (adjusted in accordance with clauses (i) and (ii) above) of flights relative to the valuations resulting from the valuation methodology used by the Company as of May 18, 1999 (e.g., if a change in the valuation methodology results, on average, in such flights being valued 15% higher than the valuation that would result using the valuation methodology used by the Company as of May 18, 1999, then the Annual Travel Limit would be increased by 15% to $57,500, assuming no other adjustments pursuant to clauses (i) and (ii) above). In determining any adjustment pursuant to clause (iii) above, the Company shall be entitled to rely on a good faith calculation performed by its independent auditors based on a statistically significant random sampling of flight valuations compared with the applicable prior valuations of identical flights, which calculation (and the basis for any adjustments pursuant to clauses (i) or (ii) above) will be provided to Executive upon request. The Company will promptly notify Executive in writing of any adjustments to the Annual Travel Limit described in this paragraph.

As used for purposes of Flight Benefits, with respect to any year, the term "Annual Gross Up Limit" shall mean an amount (initially $10,000), which amount shall be adjusted (i) annually (beginning with the year 2000) by multiplying such amount by a fraction, the numerator of which shall be the Average Fare for such year, and the denominator of which shall be the Average Fare for the prior year, (ii) annually to add thereto any portion of such amount unused since the year 1999, and (iii) after adjustments described in clauses (i) and (ii) above, automatically upon any change in the valuation methodology for imputed income from flights (as compared with the valuation methodology for imputed income from flights used by the Company as of May 18, 1999), so as to preserve the benefit of $10,000 annually (adjusted in accordance with clauses (i) and (ii) above) of tax gross up relative to the valuations resulting from the valuation methodology used by the Company as of May 18, 1999 (e.g., if a change in the valuation methodology results, on average, in flights being valued 15% higher than the valuation that would result using the valuation methodology used by the Company as of May 18, 1999, then the Annual Gross Up Limit would be increased by 15% to $11,500, assuming no other adjustments pursuant to clauses (i) and (ii) above). In determining any adjustment pursuant to clause (iii) above, the Company shall be entitled to rely on a good faith calculation performed by its independent auditors based on a statistically significant random sampling of flight valuations compared with the applicable prior valuations of identical flights, which calculation (and the basis for any adjustments pursuant to clauses (i) or (ii) above) will be provided to Executive upon request. The Company will promptly notify Executive in writing of any adjustments to the Annual Gross Up Limit described in this paragraph.

As used for purposes of Flight Benefits, a year may consist of twelve consecutive months other than a calendar year, it being the Company's practice as of May 18, 1999 for purposes of Flight Benefits for a year to commence on December 1 and end on the following November 30 (for example, the twelve-month period from December 1, 1998 to November 30, 1999 is considered the year 1999 for purposes of Flight Benefits); provided that all calculations for purposes of clause (i) in the prior two paragraphs shall be with respect to fiscal years of the Company.

As used for purposes of Flight Benefits, the term "affiliates" of the Company means any entity controlled by, controlling, or under common control with the Company, it being understood that control of an entity shall require the direct or indirect ownership of a majority of the outstanding capital stock of such entity.

No tickets issued on the CO system in connection with the Flight Benefits may be purchased other than directly from the Company or its successor or successors (i.e., no travel agent or other fee or commission based distributor may be used), nor may any such tickets be sold or transferred by Executive or any other person, nor may any such tickets be used by any person other than the person in whose name the ticket is issued. Executive agrees that, after receipt of an invoice or other accounting statement therefor, he will promptly (and in any event within 45 days after receipt of such invoice or other accounting statement) reimburse the Company for all charges on his UATP card (or Similar Card) which are not for flights on the CO system and which are not otherwise reimbursable to Executive under the provisions of paragraph 3.7(ii) hereof, or which are for tickets in excess of the applicable Annual Travel Limit. Executive agrees that the credit availability under Executive's UATP card (or Similar Card) may be suspended if Executive does not timely reimburse the Company as described in the foregoing sentence or if Executive exceeds the applicable Annual Travel Limit with respect to a year; provided, that, immediately upon the Company's receipt of Executive's reimbursement in full (or, in the case of exceeding the applicable Annual Travel Limit, beginning the next following year and after such reimbursement), the credit availability under Executive's UATP card (or Similar Card) will be restored.

The sole cost to Executive of flights on the CO system pursuant to use of Executive's Flight Benefits will be the imputed income with respect to flights on the CO system charged on Executive's UATP card (or Similar Card), calculated throughout the term of Executive's Flight Benefits at the lowest published or unpublished fare (i.e., 21 day advance purchase coach fare, lowest negotiated consolidator net fare or other lowest available fare) for the applicable itinerary (or similar flights on or around the date of such flight), regardless of the actual fare class booked or flown, or as otherwise required by law, and reported to Executive as required by applicable law. With respect to any period for which the Company is obligated to provide the tax gross up described above, Executive will provide to the Company, upon request, a calculation or other evidence of Executive's marginal tax rate sufficient to permit the Company to calculate accurately the amount to be paid to Executive.

Executive will be issued a UATP card (or Similar Card), Platinum Elite OnePass Cards (or similar highest category successor frequent flyer cards) in Executive's and Executive spouse's names, a membership card in the Company's Presidents Club (or any successor program maintained in the CO system) for Executive and Executive's spouse, and an appropriate flight pass identification card, each valid at all times during the term of Executive's Flight Benefits.

ARTICLE 5: MISCELLANEOUS

5.1 Interest and Indemnification. If any payment to Executive provided for in this Agreement is not made by Company when due, Company shall pay to Executive interest on the amount payable from the date that such payment should have been made until such payment is made, which interest shall be calculated at 3% plus the prime or base rate of interest announced by Chase Bank of Texas N.A. (or any successor thereto) at its principal office in Houston, Texas (but not in excess of the highest lawful rate), and such interest rate shall change when and as any such change in such prime or base rate shall be announced by such bank. If Executive shall obtain any money judgment or otherwise prevail with respect to any litigation brought by Executive or Company to enforce or interpret any provision contained herein, Company, to the fullest extent permitted by applicable law, hereby indemnifies Executive for his reasonable attorneys' fees and disbursements incurred in such litigation and hereby agrees (i) to pay in full all such fees and disbursements and (ii) to pay prejudgment interest on any money judgment obtained by Executive from the earliest date that payment to him should have been made under this Agreement until such judgment shall have been paid in full, which interest shall be calculated at the rate set forth in the preceding sentence.

5.2 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company to : Continental Airlines, Inc.

1600 Smith, Dept. HQSEO

Houston, Texas 77002

Attention: General Counsel

If to Executive to : Lawrence W. Kellner

10915 Pifer Way

Houston, Texas 77024

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

5.3 Applicable Law. This contract is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.

5.4 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

5.5 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

5.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

5.7 Withholding of Taxes and Other Employee Deductions. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company's employees generally.

5.8 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

5.9 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

5.10 Successors. This Agreement shall be binding upon and inure to the benefit of Company and any successor of the Company, including without limitation any person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Except as provided in the preceding sentence or in paragraph 3.3 (regarding assignment of life insurance benefits), this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

5.11 Term. This Agreement has a term co-extensive with the term of employment as set forth in paragraph 2.1. Termination shall not affect any right or obligation of any party which is accrued or vested prior to or upon such termination.

5.12 Entire Agreement. Except as provided in (i) the benefits, plans, and programs referenced in paragraph 3.7(iv) and any awards under the Company's stock incentive plans or programs, LTIP, Retention Program, Executive Bonus Performance Award Program or similar plans or programs, and (ii) separate agreements governing Executive's flight benefits relating to other airlines, this Agreement, as of the Effective Date, will constitute the entire agreement of the parties with regard to the subject matter hereof, and will contain all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by Company. Effective as of the Effective Date, the Existing Agreement is hereby terminated and without any further force or effect. Any modification of this Agreement shall be effective only if it is in writing and signed by the party to be charged.

    Deemed Resignations. Any termination of Executive's employment shall constitute an automatic resignation of Executive as an officer of Company and each affiliate of Company, and an automatic resignation of Executive from the Board of Directors (if applicable) and from the board of directors of any affiliate of Company and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as Company's or such affiliate's designee or other representative.

5.14 Certain Change in Control Matters. Executive agrees that any recapitalization, conversion, reclassification or similar transaction involving Class A common stock of Company owned by Northwest Airlines Corporation or its affiliates, or any acquisition by Company of Class A common stock owned by Northwest Airlines Corporation or its affiliates (whether or not involving other outstanding shares of Class A common stock), which results in a person who is an Institutional Investor (as defined in that certain Rights Agreement dated November 20, 1998, as amended by First Amendment to Rights Agreement dated as of February 8, 2000, between Company and Harris Trust and Savings Bank, as in effect on the date hereof) as of the date hereof and as of the date of any such recapitalization, conversion, reclassification, acquisition or similar transaction being or becoming the beneficial owner of securities of Company sufficient to otherwise trigger a Change in Control pursuant to clause (aa) of Section 12 (c) of Company's Incentive Plan 2000, as in effect on the date hereof, shall not constitute a Change in Control for purposes of this Agreement, or for purposes of

Company's stock incentive plans or programs, Long Term Incentive Performance Award Program, Officer Retention and Incentive Award Program, Executive Bonus Performance Award Program or similar plans or programs.

*******

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

CONTINENTAL AIRLINES, INC.

By:

Name:

Title:

"EXECUTIVE"

LAWRENCE W. KELLNER

APPROVED:

_______________________________

Thomas J. Barrack, Jr.

Chair, Human Resources Committee